Exhibit 99.2

Contact Information:

Investor Relations:
Jeff Sonnek
(646) 277-1263
Jeff.sonnek@icrinc.com
Landec Announces CFO Resignation
Brian F. McLaughlin to assume interim CFO role in January 2020
SANTA CLARA, Calif., Dec. 27, 2019 (GLOBE NEWSWIRE) -- Landec Corporation (Nasdaq: LNDC) (“Company”), a diversified health and wellness company with two operating businesses, Curation Foods, Inc. and Lifecore Biomedical, Inc., today announced the planned resignation of Gregory S. Skinner for personal reasons. Skinner has served as the Company's Chief Financial Officer (CFO) and Vice President of Finance and Administration since 1999. The Company also announced that Brian F. McLaughlin, the current CFO of Curation Foods, will succeed Skinner as interim CFO, effective January 8, 2020, in addition to his current role.
“We sincerely thank Greg for his invaluable contributions to Landec over the years,” said Dr. Albert Bolles, Landec’s President and CEO. “Greg has built a tremendous finance team and program and maintained the highest standard of leadership, strategic thinking and financial stewardship during his tenure as CFO. On behalf of the Board and our employees, we wish him all the best.”
In announcing his resignation, Skinner said, “It’s been an honor to serve the shareholders, employees and customers of Landec for the past 23 years. I look back on my tenure with pride in our accomplishments and excitement for the opportunities that will come next. Brian is a tremendous leader with strong financial knowledge, and has the right experience within the business to take the reins as interim CFO. I am grateful for the opportunity to have collaborated with so many talented colleagues and have confidence in a bright future for Landec.”
McLaughlin joined Curation Foods (formerly Apio) in 2015 as CFO and has extensive global experience and financial skills, which will be instrumental as the Company focuses on driving long-term growth. Prior to joining Curation Foods, McLaughlin was Executive Vice President and CFO of Big Idea Holdings, LLC from 2010 until 2015, CFO of EuroFresh Farms from 2008 until 2009, CFO of Driscoll’s, Inc. from 2006 until 2007 and CFO of Fresh Express, Inc. from 1996 until 2006. In addition, he spent 19 years in commercial banking, the majority of which was in corporate middle market and real estate development debt restructurings.
“I am honored to be given the opportunity to serve as Landec’s interim CFO and appreciate the confidence of the Board and Al,” said McLaughlin. “Greg has provided us with strong leadership, and I look forward to working with our shareholders and teammates to continue positioning Landec as a leading innovator.”

About Landec Corporation
Landec Corporation (NASDAQ: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc.Landec designs, develops, manufactures and sells products for the food and biopharmaceutical industry. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Landec’s website at www.landec.com.